                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------
                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2

                       (Amendment No. ________________)(1)

                               TRANSMONTAIGNE INC.
         ----------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
         ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    893934109
         ----------------------------------------------------------------
                                 (CUSIP Number)


                                 March 25, 1999
         ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)




----------------------------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                          Forms
-------------------------------------------------------------------------------

-----------------------                                 ----------------------
| CUSIP No. 893934109 |                13G              | Page 2 of 11 Pages |
-----------------------                                 ----------------------

-------------------------------------------------------------------------------
1.
         NAME OF REPORTING PERSON
         IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         VENCAP HOLDINGS (1987) PTE LTD
         NONE

-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) / /
                                                                    (b) /X/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               SINGAPORE

-------------------------------------------------------------------------------
Number of Shares          5.        SOLE VOTING POWER           NIL
Beneficially Owned By
Each Reporting Person
With
                          -----------------------------------------------------
                          6.        SHARED VOTING POWER         2,666,717
                          -----------------------------------------------------
                          7.        SOLE DISPOSITIVE POWER      NIL
                          -----------------------------------------------------
                          8.        SHARED DISPOSITIVE          2,666,717
                                    POWER
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,666,717
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                             / /
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               8.05%
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
               00
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                          Forms
-------------------------------------------------------------------------------

-----------------------                                 ----------------------
| CUSIP No. 893934109 |                13G              | Page 3 of 11 Pages |
-----------------------                                 ----------------------

-------------------------------------------------------------------------------
1.
         NAME OF REPORTING PERSONS
         IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION (VENTURES) PTE LTD
         NONE

-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /
                                                                     (b) /X/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               SINGAPORE

-------------------------------------------------------------------------------
Number of Shares          5.        SOLE VOTING POWER           NIL
Beneficially Owned By
Each Reporting Person
With
                          -----------------------------------------------------
                          6.        SHARED VOTING POWER         2,666,717
                          -----------------------------------------------------
                          7.        SOLE DISPOSITIVE POWER      NIL
                          -----------------------------------------------------
                          8.        SHARED DISPOSITIVE          2,666,717
                                    POWER
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,666,717
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                             / /
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               8.05%
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
               00
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                          Forms
-------------------------------------------------------------------------------

-----------------------                                 ----------------------
| CUSIP No. 893934109 |                13G              | Page 4 of 11 Pages |
-----------------------                                 ----------------------

-------------------------------------------------------------------------------
1.
         NAME OF REPORTING PERSONS
         IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
         NONE

-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) / /
                                                                    (b) /X/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               SINGAPORE

-------------------------------------------------------------------------------
Number of Shares          5.        SOLE VOTING POWER           NIL
Beneficially Owned By
Each Reporting Person
With
                          -----------------------------------------------------
                          6.        SHARED VOTING POWER         2,666,717
                          -----------------------------------------------------
                          7.        SOLE DISPOSITIVE POWER      NIL
                          -----------------------------------------------------
                          8.        SHARED DISPOSITIVE          2,666,717
                                    POWER
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,666,717
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                             / /
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               8.05%
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
               00
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                          Forms
-------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER

            TransMontaigne Inc.

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            370 Seventeenth Street
            Denver, Colorado  80202

ITEM 2(a).  NAME OF PERSONS FILING

            I.    Vencap Holdings (1987) Pte Ltd ("Vencap")
            II. Government of Singapore Investment Corporation (Ventures) Pte Ltd ("GIC Ventures")
            III.  Government of Singapore Investment Corporation Pte Ltd ("GIC")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I and II          c/o Government of Singapore
                              Investment Corporation
                              255 Shoreline Drive, Suite 600
                              Redwood City, California  94065

            III.              250 North Bridge Road
                              #38-00 Raffles City Tower
                              Singapore  179101

ITEM 2(c).  CITIZENSHIP

            I, II and III     Singapore

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock, par value $0.01.

ITEM 2(e).  CUSIP NUMBER

            893934109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13d-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A:

            N.A.

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.  OWNERSHIP

     The following information is reported as of April 30, 1999.

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:

                                                                              POWER TO VOTE       POWER TO DISPOSE
                                          NO OF SECURITIES       % OF       ------------------    -----------------
       PERSON                            BENEFICIALLY OWNED      CLASS      SOLE     SHARED(1)    SOLE    SHARED(1)
       ------                            ------------------      -----      ----     ---------    ----    ---------
Vencap Holdings (1987) Pte Ltd               2,666,717           8.05%       0       2,666,717     0      2,666,717

Government of Singapore Investment           2,666,717           8.05%       0       2,666,717     0      2,666,717
Corporation (Ventures) Pte Ltd

Government of Singapore Investment           2,666,717           8.05%       0       2,666,717     0      2,666,717
Corporation Pte Ltd

Total                                        2,666,717           8.05%       0       2,666,717     0      2,666,717

----------------------------------

(1) Vencap shares power to vote and power to dispose of the securities beneficially owned by it with GIC Ventures and GIC.

(2) The Reporting Persons disclaim membership in a group.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            N.A.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Vencap is a wholly owned subsidiary of GIC Ventures.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N.A.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N.A.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1. Power of Attorney of Government of Singapore Investment Corporation (Ventures) Pte Ltd to Vencap Holdings (1987) Pte Ltd, dated April 27, 1999.

2. Power of Attorney of Government of Singapore Investment Corporation Pte Ltd to Vencap Holdings (1987) Pte Ltd, dated April 27, 1999.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 30, 1999                      Vencap Holdings (1987) Pte Ltd
-----------------
Date

                                     By: /s/ Paul Chau
                                         ------------------------------------
                                         Director

                                     Government of Singapore Investment
                                     Corporation (Ventures) Pte Ltd

                                     By:  Vencap Holdings (1987) Pte Ltd, its
                                          attorney-in-fact


                                          By: /s/ Paul Chau
                                              -------------------------------
                                              Director

                                     Government of Singapore Investment
                                     Corporation Pte Ltd

                                     By:  Vencap Holdings (1987) Pte Ltd, its
                                          attorney-in-fact

                                          By: /s/ Paul Chau
                                              -------------------------------
                                              Director

Schedule 13G                         Forms
-------------------------------------------------------------------------------

                                  EXHIBIT INDEX

EXHIBIT NO.                      NAME OF EXHIBIT                      PAGE NO.
-----------                      ---------------                      --------
   1         Power of Attorney of Government of Singapore                10
             Investment Corporation (Ventures) Pte Ltd, dated
             April 27, 1999.

   2         Power of Attorney of Government of Singapore                11
             Investment Corporation Pte Ltd, dated April 27, 1999.

                                                                    EXHIBIT 1

                       GOVERNMENT OF SINGAPORE INVESTMENT
                         CORPORATION (VENTURES) PTE LTD
               C/O GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION
       250 NORTH BRIDGE ROAD #38-00 RAFFLES CITY TOWER SINGAPORE 179101

                                POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Vencap Holdings (1987) Pte Ltd with full power of substitution, the undersigned's true and lawful attorney-in-fact and agent for the undersigned in the undersigned's name, place and stead, in any and all capacities, to execute, on behalf of the undersigned, any and all statements or reports under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the acquisition, ownership or disposition of any equity securities of TransMontaigne Inc., including, without limitation, all statements on
Schedule 13D or Schedule 13G and all amendments thereto, all joint filing agreements pursuant to Rule 13d-1(k) under the Exchange Act in connection with such statements, and any and all other documents that may be required, from time to time, to be filed with the Securities and Exchange Commission, to execute any and all amendments or supplements to any such statements or forms, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do so and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming that said attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the responsibilities of the undersigned to comply with Section 13 of the Exchange Act or any other legal requirement. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Government of Singapore Investment
Corporation (Ventures) Pte Ltd

   /s/ VIVIEN CHEN VUI WEN                        /s/ NG KIN SZE
-------------------------------                 ------------------------------
Name:  VIVIEN CHEN VUI WEN                      Name: NG KIN SZE
     --------------------------                      ------------------------

Dated: April 27, 1999

                                                                     EXHIBIT 2

GIC GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION

                                POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Vencap Holdings (1987) Pte Ltd with full power of substitution, the undersigned's true and lawful attorney-in-fact and agent for the undersigned in the undersigned's name, place and stead, in any and all capacities, to execute, on behalf of the undersigned, any and all statements or reports under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the acquisition, ownership or disposition of any equity securities of TransMontaigne Inc., including, without limitation, all statements on
Schedule 13D or Schedule 13G and all amendments thereto, all joint filing agreements pursuant to Rule 13d-1(k) under the Exchange Act in connection with such statements, and any and all other documents that may be required, from time to time, to be filed with the Securities and Exchange Commission, to execute any and all amendments or supplements to any such statements or forms, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do so and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming that said attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the responsibilities of the undersigned to comply with Section 13 of the Exchange Act or any other legal requirement. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Government of Singapore Investment
Corporation Pte Ltd

   /s/ VIVIEN CHEN VUI WEN                        /s/ NG KIN SZE
-------------------------------                 ------------------------------
Name:  VIVIEN CHEN VUI WEN                      Name: NG KIN SZE
     --------------------------                       ------------------------

Dated: April 27, 1999

                                 [LETTERHEAD]